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                                                                     EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CHEVRONTEXACO FUNDING CORPORATION

     ChevronTexaco Funding Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     1. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 upon the unanimous written consent of the stockholders, in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

     2. The Article III of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

          "The purpose of the Corporation is to engage in the activity of raising funds to be on-lent to its sole shareholder, ChevronTexaco Australia Holdings Pty Ltd., including engaging in hedging activities related to the foregoing."

     IN WITNESS WHEREOF, ChevronTexaco Funding Corporation has caused this Certificate to be executed on this 4th day of December, 2002.


                                        /s/ Kimberley C. Schafer
                                        ----------------------------------------
                                        Kimberley C. Schafer
                                        Assistant Secretary